Exbibit 23.1

RAHAV,  RESHEF,  BEN-AMI,  OVADIA  &  CO.
CERTIFIED  PUBLIC  ACCOUNTANTS  (ISR.)
Arieh  Ovadia,  Ariel  Reshef,  Hanan  Ben-Ami,  Menahem  Rahav




                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of our report dated April 14, 2003 which appears on page F3 of the 2002 Annual Report to Shareholders of Organitech U.S.A Inc. (the-"Company"), which is incorporated, by reference in the Company's Annual Report on 10-KSB for the year ended December 31, 2002. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules, which appears on page F3 of such Annual Report on Form 10-KSB. The Consolidated Financial Statements as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002 contains an explanatory paragraph relating to the Company's ability to continue as a going concern. As described in Note 1 to the 2002 Consolidated Financial Statements, the Company does not have sufficient cash to satisfy the operational and development requirements over the next 12 months. In addition, the Company has suffered recurring losses from operations and a negative cash flow from operating activities that raise substantial doubt about its ability to continue as a going concern. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.



Rahav,  Reshef,  Ben-Ami,  Ovadia  &  Co.
Certified  Public  Accountants  (Isr.)


December  29,  2003